Exhibit 99.(p)

PRUDENTIAL SHORT DURATION HIGH YIELD FUND, INC.

CERTIFICATE OF INITIAL STOCKHOLDER

Prudential Investments LLC, the holder of shares of common stock indicated below of Prudential Short Duration High Yield Fund, Inc., a Maryland Corporation (the “Fund”), does hereby confirm to the Fund its representation that it purchased such shares for investment purposes, with no present intention of reselling any portion thereof.

PRUDENTIAL INVESTMENTS LLC

By:	/s/ Scott E. Benjamin
Name:	Scott E. Benjamin
Title:	Executive Vice President
Date:	March 8, 2012

AGGREGATE PURCHASE

Name of Shareholder	Name of Fund	Number of Shares	Amount
Prudential Investments LLC	Prudential Short Duration High Yield Fund, Inc.	5,240	$100,084